Exhibit 99.27

Press Release

Contacts:

Media:	Terri Snow	Financial:	Steve Hildebrand
	Executive Director -		Chief Financial Officer
	Corporate Communications		(918) 669-2288
(918) 669-2743
tsnow@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP BOARD AUTHORIZES
$300 MILLION SHARE REPURCHASE PROGRAM

Tulsa, Oklahoma, February 9, 2006: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced its Board of Directors has completed a review of strategic alternatives and has determined that a significant increase in its share repurchase program is an appropriate action toward increasing shareholder value. As such, the Board has approved a new $300 million share repurchase program to be completed by December 31, 2008. Share repurchases at this level are subject to obtaining the necessary amendments to the Company's revolving credit facility which currently limits share repurchases to $50 million annually. The Company plans to immediately begin repurchasing shares under this new authorization up to the current credit facility limits pending bank approval to increase the level of repurchases. This new program replaces the existing $100 million program of which $44.7 million has been used to purchase 1,551,600 shares.

“The Company has generated a strong cash position, has no non-vehicle debt and is positioned to generate strong cash flow going forward,” Gary L. Paxton, President and Chief Executive Officer, said. “With the majority of our franchise acquisition opportunities now behind us, we are confident in our ability to significantly increase share repurchases while still maintaining a strong balance sheet and sufficient liquidity to continue our growth. We believe repurchasing DTG shares represents an attractive investment at current price levels and demonstrates our commitment to return excess cash to shareholders.”

DTG

Shares will be repurchased at times and amounts determined by the Company’s management based on its evaluation of market conditions and other factors. Repurchases will be made from time to time in the open market and through privately negotiated transactions. Repurchases may also be made under SEC Rule 10b5-1 plans, which permit shares to be repurchased when the Company would not normally be in the market due to its own internal blackout periods. The repurchase program may be suspended or discontinued at any time.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada including operations at most major airports. The Company's more than 8,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; access to reservation distribution channels; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.